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                                                                    Exhibit 10.6




February 24, 2000


Mr. Jeffrey O. Nyweide
Dataware Technologies, Inc.
One Canal Park
Cambridge, MA 02141

Dear Jeff:

This letter will confirm the agreements that have been reached concerning the termination of your employment by Dataware Technologies, Inc.:

        1. Your base salary will be adjusted to $200,000 per year effective January 1, 2000.

        2. You will complete projects that you are currently working on or turn them over to others if that is more appropriate, you will complete the matters listed in the "projects to be completed list" provided to you by the CEO, Dave Mahoney, and you will undertake new, special, projects as requested by Mr. Mahoney. Dataware will pay invoices up to $10,000 from a career coaching/outplacement agency for services provided to you between now and May 15, 2001. Dataware will provide references for you upon request if and to the extent that the substance thereof is mutually agreed between you and Mr. Mahoney. Dataware will reimburse you in accordance with its normal policy for any approved business expenses for which you have submitted complete reimbursement requests by April 15, 2000. Dataware will continue to provide an office for you in Cambridge through March 15, 2000. Dataware also will cover the reasonable lease and telecommunications costs of an offsite office for you through May 15, 2000, but shall not have any obligation to reimburse you for any other expenses after the transition period, except those expenses incurred during service as a director of Dataware or as requested by Dataware.

        3. Your employment by Dataware will continue until the earlier of (i) May 15, 2001, (ii) the termination of your employment by you or by Dataware for cause, or (iii) the date you begin employment with another company. However, you will be on a leave of absence after March 1, 2000. If your employment terminates before May 15, 2001, Dataware will pay you severance by continuing to pay you the base salary described in Section 1, payable in accordance with Dataware's normal compensation policies, until May 15, 2001. Your severance will not be reduced by the amount of any earnings you receive from other employment. It is your affirmative obligation to notify Dataware if you accept other employment. As used in this paragraph, "cause" means (i) your commission of a felony; (ii) your continued failure (other than any such failure resulting from your incapacity due to physical or mental illness) to perform your obligations to the Company (as described in this Agreement) after the Company has delivered written notice of such failure; (iii) your falsification of any records, documents or systems of the Company or any other conduct that is materially harmful to the Company or any of its customers or suppliers; or (iv) your violation of any material provision of any confidentiality, assignment of invention, noncompetition or similar agreement with the Company.

        4. Dataware may request that you perform special services for it between March 1, 2000 and May 15, 2001. You have no obligation to provide any special services but, if you do, you will be compensated at the rate of $3000 per day for time actually worked. In addition, you agree that you
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Jeffrey O. Nyweide
February 24, 2000
Page 2 of 4


            will promptly upon request (and without compensation) respond to reasonable requests not requiring you to travel by providing any information you have that relates to the periods of your employment and/or your service as a director of Dataware.

        5. You will not be eligible to receive stock options or other compensation payable to nonemployee directors for service on the Board of Directors during any period through May 31, 2001, that you are a director of Dataware.

        6. You hereby resign as trustee of Dataware's 401(k) plan effective immediately.

        7. You may continue to participate in the Dataware medical and dental benefits plan at your current levels at Dataware's expense until May 31, 2001. You will be eligible to continue on COBRA at your own expense for an additional 18 months beyond May 31, 2001 if you make a timely election to do so. Your Dataware life and disability insurance coverage will end on April 15, 2000. Dataware will reimburse you up to $5,500 of premiums paid by you between now and May 15, 2001 for life and disability insurance.

        8. On April 15, 2000, Dataware will pay you the cash equivalent of the vacation that you have accrued through that date in accordance with its vacation policy. You may retain your current laptop computer (subject to your compliance with your nondisclosure agreement with Dataware). Dataware will provide you a company voice mailbox until December 31, 2000, and an email address until April 15, 2000. After April 15, 2000, you will not be entitled to receive any fringe or other employee benefits except as provided in this Agreement.

        9. Your outstanding stock options under the Dataware Equity Incentive Plan (the "Plan"), including the options to purchase 40,000 shares granted on December 14, 1999, at an exercise price of $6.53, will continue to vest in accordance with their respective terms as long as you are still active with the company as a director. To the extent not already provided, vesting of such options will be accelerated such that all such stock options shall become exercisable in full upon a "change in control" of Dataware, as defined in the Plan, or upon your resignation as a director of Dataware.

       10. Your outstanding stock options under the Plan are also hereby amended to provide that they, or any portion thereof, may be exercised on a "net exercise" basis, i.e., by delivering a portion of such options to Dataware for cancellation in lieu of paying the exercise price in cash. You must provide Dataware with notice of such election, stating the portion of the option to be exercised, in which event Dataware will issue the number of shares of common stock computed using the following formula:

               X =  Y * (A-B)
                    ---------
                       A

              Where:   X =   the number of shares of common stock to be issued
                             by Dataware;
                       Y =   the number of shares of common stock otherwise
                             issuable upon exercise of this option or a portion
                             thereof
                       A =   the fair market value (defined as the closing price
                             per share on the last trading date prior to the
                             date of exercise) of one share of the common stock
                             at the date of exercise
                       B =   the exercise price per share of the option

       11. In consideration of the foregoing, you shall execute non-competition, non-disclosure and assignment of inventions agreements in Dataware's standard form at the time of executing this Agreement, and you shall be bound by such agreements during your employment and thereafter, as provided in this Agreement. Your obligations under your non-competition agreement shall continue for one year
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Jeffrey O. Nyweide
February 24, 2000
Page 3 of 4



      after the later of the termination of your employment or your resignation from Dataware's Board of Directors, and your obligations under your non-disclosure and assignment of inventions agreements shall continue as provided therein. In addition, you agree that during and after your employment, you shall cooperate fully with Dataware in the defense or prosecution of any claims or actions now pending or that may be brought in the future against or on behalf of Dataware that relate to events transpiring while you were employed by or a director of Dataware. Your cooperation shall include but not be limited to being reasonably available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Dataware. During and after your employment, you also shall cooperate fully with Dataware in connection with any investigation or review by any governmental authority relating to events transpiring while you were employed by Dataware. Dataware will reimburse you for any reasonable out-of-pocket expenses you incur in connection with performing these obligations, in accordance with its normal reimbursement policy .

 12. Representations. You represent that: you understand the various claims that could have been asserted by you under the laws of Massachusetts, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Retirement Income Security Act, the Fair Labor Standards Act, the National Labor Relations Act, the Equal Pay Act, or the Americans with Disabilities Act, and other such similar laws; that you have read this Agreement carefully and understand all of its provisions; that you understand you have the right to and are advised to consult an attorney concerning this Agreement and that to the extent, if any, that you desired, you availed yourself of this right; and that you have had at least twenty-one (21) days to consider whether to sign this Agreement. In addition, you have seven (7) days after signing this Agreement to revoke your acceptance of this Agreement.

 13. In exchange for the payments and the other benefits outlined above, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge Dataware from any and all manner of claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, dues, sums of money, costs, losses, accounts, reckonings, covenants, contracts, promises, liabilities and expenses (including attorney's fees and costs), of every kind and nature whatsoever, whether known or unknown, either at law in equity, or mixed which you ever had, now have or may have by reason of any matter or thing which has happened, developed, or occurred before the signing of this agreement, including, but not in limitation of the foregoing general term, and claims, asserted or unasserted, arising from your employment with or separation from Dataware, and specifically including any claims you may have under any federal or state labor employment or discrimination laws, including but limited to, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Fair Labor Standards Act of 1938, as amended, the Americans with Disabilities Act of 1992, Chapter 151B of the Massachusetts General Laws, Sections 24A-24J of Chapter 149 of the Massachusetts General Laws, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Law, or at common law, but excluding (i) any
                                                        -------------
      claims under this agreement, (ii) any and all rights you have as a stockholder or holder of stock options of Dataware, (iii) your rights to indemnification by reason of your service as a director, officer, or agent of Dataware under its Restated Certificate of Incorporation and Bylaws or otherwise, or (iv) any and all other rights you have as a director of Dataware. Subject to the foregoing exclusions, it is expressly agreed and understood that this release is a general release.

      Furthermore, you agree that, in exchange for the payments and the other benefits outlined above, on and effective as of May 15, 2001, you shall release Dataware from all liability with respect to all periods ending on that date on the same terms as this paragraph 13, and you will execute an additional instrument of general release confirming such release.

 14. This Agreement shall be governed by Massachusetts law. This Agreement contains the entire agreement between you and Dataware concerning payment of severance or other compensation following the termination of your employment and supersedes all prior agreements and
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Jeffrey O. Nyweide
February 24, 2000
Page 4 of 4


      understandings, written or oral, including without limitation the letter agreement dated October 28, 1988, which is hereby terminated.

Please sign and return one copy of this Agreement to indicate your acceptance of and agreement with its terms, and retain the other copy for your records. This Agreement shall not become effective or enforceable until the seven-day period referred to in Paragraph 12 has expired.

Sincerely,


/s/ David Mahoney

David Mahoney
President and CEO

I have read the foregoing terms, fully understand them and freely accept them.



/s/ Jeffrey O. Nyweide                  2/24/00
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Jeffrey O. Nyweide                      Date